Exhibit 99.1

ESSA Bancorp, Inc. Announces Fiscal 2018

Third Quarter, Nine Month Financial Results

Stroudsburg, PA. – July 25, 2018 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ ESSA) today reported net income of $2.8 million, or $0.26 per diluted share, for the quarter ended June 30, 2018, compared with net income of $1.8 million, or $0.16 per diluted share, for the same quarter last year. For the nine months ended June 30, 2018, the Company reported net income of $3.4 million, or $0.32 per diluted share compared to $5.3 million, or $0.50 per diluted share for the nine months ended June 30, 2017. Results for the nine months ended June 30, 2018 reflect a one-time charge to income tax expense of $3.7 million recorded in the Company’s first fiscal quarter related to the reduction in the carrying value of the Company’s deferred tax assets, which resulted from the reduction in the federal corporate income tax rate under the Tax Cuts and Jobs Act of 2017.

The Company is the holding company for ESSA Bank & Trust (the “Bank”), a $1.8 billion asset institution, which provides full service retail and commercial banking, financial, and investment services from 22 locations in eastern Pennsylvania, including the Poconos, Lehigh Valley, Scranton/Wilkes-Barre and suburban Philadelphia markets.

Gary S. Olson, President and CEO, commented: “Our strategic focus on commercial lending and building commercial banking relationships that include deposits and cash management services has been the critical factor in driving loan, total asset, income, and core deposit growth. In fiscal 2018, we have added approximately $93 million of new commercial loans. The accelerating performance and productivity of our expanded banking team is translating to the bottom line, with net income in the third quarter of 2018 being one of the highest third quarter earnings in the Company’s history.

“Our nine month performance has also reflected strong year-over-year growth in revenue. Factoring out the impact of the reduced carrying value of the deferred tax assets, income before income taxes was $8.6 million for the nine months of 2018, a significant increase from $6.4 million for the nine months of 2017. We are focused on the Company’s best market opportunities, and have set aggressive goals for continued productivity and efficiency as noninterest expense related to growth initiatives has essentially stabilized. We look forward to continued revenue and earnings growth, and enhancing value for shareholders.”

THIRD QUARTER 2018 HIGHLIGHTS

•	Loan growth and the collection of approximately $600,000 in previously delinquent commercial loan interest income were the primary drivers of the 12.6% growth in net interest income to $12.6 million in the third quarter of 2018 compared with $11.2 million for the comparable period in fiscal 2017.

•	Total interest income increased to $16.7 million in the fiscal third quarter of 2018 from $14.4 million in the fiscal third quarter of 2017, primarily reflecting higher interest income generated by loans.

•	Total noninterest income in the third quarter and nine months of 2018 included increased year-over-year contributions from loan-related fees and steadily growing income from the Asset Management & Trust group, offset by lower gains on sale of investments.

•	Total net loans at June 30, 2018 increased $64.9 million to $1.30 billion from September 30, 2017, primarily reflecting growth in commercial and commercial real estate loans outstanding of $93.3 million. Net loans at June 30, 2018 were up 6.3%, or by $77.4 million compared with net loans at June 30, 2017, primarily reflecting commercial loan growth.

•	Asset quality remained strong, with non-performing assets of $12.1 million, or 0.66% of total assets, at June 30, 2018 compared to $15.7 million, or 0.88% of total assets, at September 30, 2017.

•	Total noninterest expense declined 1.5% for the quarter ended June 30, 2018 compared to the comparable period in 2017, reflecting decreases in compensation and employee benefits, occupancy and equipment, professional fees, data processing, Federal Deposit Insurance premiums and amortization of intangible assets. The Company closed its remaining three supermarket branches on December 29, 2017.

•	The Company paid a quarterly cash dividend of $0.09 per share on June 30, 2018, its 41st consecutive quarterly cash dividend to shareholders.

“Net loans after allowance for loan losses have increased during the past year, driven by 29% year-over-year growth in our commercial real estate portfolio and 22% growth in the commercial loan portfolio,” said Olson. “We have also been successful in growing relationships with clients, reflected by year-over-year growth in noninterest bearing demand account deposits frequently associated with commercial banking relationships. Lower-cost core deposits at June 30, 2018 comprised 58.6% of the Company’s total deposits, up from 57.8% at June 30, 2017.”

Olson noted the Company’s new downtown Allentown, PA office, with high visibility in an expansive new mixed-use development, is scheduled to open in August 2018 and should play a key role in attracting and serving commercial and retail customers. “This development exemplifies the exciting growth in the Lehigh Valley, which continues to transform from heavy manufacturing to a service and technology-driven economy.”

Income Statement Review

Total interest income was $16.7 million for the three months ended June 30, 2018, up from $14.4 million for the three months ended June 30, 2017. The primary driver was growth in interest income from loans to $14.0 million in fiscal third quarter 2018, up from $11.8 million a year earlier. Total interest income for the nine months ended June 30, 2018 was $47.9 million, up from $43.4 million in the comparable period in 2017.

Interest expense was $4.2 million for the quarter ended June 30, 2018 compared to $3.2 million for the same period in 2017, partially reflecting larger borrowings along with interest rate increases from the Federal Reserve. Interest expense was $11.7 million for the nine months ended June 30, 2018 compared to $9.3 million for the comparable period in 2017.

Net interest income increased $1.4 million, or 12.6%, to $12.6 million for the three months ended June 30, 2018, from $11.2 million for the comparable period in 2017. Net interest income increased $2.2 million, or 6.4%, to $36.3 million for the nine months ended June 30, 2018, from $34.1 million for the comparable period in 2017.

The Company’s provision for loan losses increased to $975,000 for the three months ended June 30, 2018, compared with $750,000 for the three months ended June 30, 2017. The Company’s provision for loan losses increased to $3.1 million for the nine months ended June 30, 2018 compared with $2.3 million for the nine months ended June 30, 2017. These increases reflected additional provisioning primarily related to expanded lending activity.

The net interest margin for the third quarter of 2018 was 2.98%, compared with 2.84% for the previous quarter, and 2.74% for the third quarter of fiscal 2017. The net interest margin for the first nine months of fiscal 2018 was 2.87%, compared to 2.78% for the comparable period in 2017. The net interest rate spread was 2.84% in fiscal third quarter 2018, compared with 2.71% for the previous quarter and 2.64% in fiscal third quarter 2017.

The net interest spread was 2.75% in the first nine months of fiscal 2018 compared to 2.70% for the comparable period in 2017.

“We are pleased with our margin improvement; however, it is not where we would like it to be,” noted Olson. “The growth of commercial loans, which are priced to reflect prevailing interest rates, should have a positive impact on margins over time. We are also focused on building core deposits, which should reduce our need to use short-term borrowings, which have been increasing in price as rates rise.”

Noninterest income decreased $223,000, or 10.5%, to $1.9 million for the three months ended June 30, 2018, compared with $2.1 million for the three months ended June 30, 2017. A decrease in gain on sale of investments, net was the primary driver of noninterest income decline. Noninterest income increased $50,000, or 0.9% to $5.8 million for the nine months ended June 30, 2018, when compared with the nine months ended June 30, 2017. Growth in trust and investment fee income, and service charges and fees on loans more than offset the decline in the gain on the sale of investments.

Noninterest expense decreased $157,000 or 1.5%, to $10.2 million for the three months ended June 30, 2018 compared with $10.3 million for the comparable period in 2017. The decrease reflects lower compensation and employee benefits, occupancy and equipment, professional fees, data processing, Federal Deposit Insurance Corporation premiums, and amortization of intangible assets. These decreases were partially offset by an increase in other noninterest expense of $177,000. This increase was due to a charge of approximately $300,000 to write down the value of the Company’s current Allentown branch building to its appraised value. Noninterest expense decreased $793,000 or 2.5%, to $30.4 million for the nine months ended June 30, 2018 compared with $31.2 million for the comparable period in 2017. The decrease reflects decreases in compensation and employee benefits, professional fees, data processing, advertising expenses, and amortization of intangible assets. These decreases were partially offset by an expense of $245,000 caused primarily by one-time charges related to the closing of three supermarket branches in December 2017 and the $300,000 charge discussed above.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets grew $42.1 million to $1.83 billion at June 30, 2018, from $1.79 billion at September 30, 2017. Total net loans increased to $1.30 billion at June 30, 2018 from $1.24 billion at September 30, 2017. Commercial real estate loans were $396.8 million at June 30, 2018, up from $318.3 million at September 30, 2017 and $308.7 million at June 30, 2017. Commercial loans rose 12.4% during the nine months ended June 30, 2018 to $49.6 million. Residential real estate loans were $581.6 million at June 30, 2018 compared with $586.7 million at September 30, 2017. Auto loans were $164.4 million at June 30, 2018 compared with $186.6 million at September 30, 2017.

Olson noted that the Company has made a strategic decision to allow its current indirect auto loan balances to run off and to close the indirect auto lending business, citing profitability and margins that have not met the Company’s standards. “Indirect auto has become a difficult business, and not one that offers much prospect for growth or opportunity,” he said. “It’s more efficient to focus our attention and resources on commercial banking and selective growth in retail banking and residential mortgage lending.”

Total deposits decreased $5.0 million, or 0.40%, to $1.27 billion at June 30, 2018, primarily due to a decrease in municipal deposits. Core deposits were $743.5 million, or 58.6% of total deposits, at June 30, 2018. During the same period, borrowings increased $39.5 million.

Asset quality remains strong. Nonperforming assets totaled $12.1 million, or 0.66% of total assets, at June 30, 2018, compared to $15.7 million, or 0.88% of total assets, at September 30, 2017 and $20.8 million, or 1.18% of total assets, at June 30, 2017. The allowance for loan losses was $11.1 million, or 0.85% of loans outstanding, at June 30, 2018, compared to $9.4 million, or 0.75% of loans outstanding, at September 30, 2017.

For the nine months ended June 30, 2018, the Company’s return on average assets and return on average equity were 0.25% and 2.55%, compared with 0.40% and 4.02%, respectively, in the comparable period of fiscal 2017. The decrease in returns for the first nine months of 2018 was primarily the result of the impact of the one-time charge to income tax expense due to the passage of the Tax Cuts and Jobs Act in December 2017.

The Bank continued to demonstrate financial strength, with a Tier 1 leverage ratio of 9.23%, exceeding regulatory standards for a well-capitalized institution. The Company maintained a tangible equity to tangible assets ratio of 8.77%.

Total stockholders’ equity decreased $3.9 million to $178.8 million at June 30, 2018, from $182.7 million at September 30, 2017, primarily reflecting the one-time charge to income tax expense in the first fiscal quarter of 2018 and an increase in other comprehensive loss, which primarily reflected mark-to-market adjustments to the value of investment securities classified as available for sale. Tangible book value per share at June 30, 2018 decreased to $13.87, compared with $14.41 at September 30, 2017.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly-owned subsidiary, ESSA Bank & Trust, which was formed in 1916. Headquartered in Stroudsburg, Pennsylvania, the Company has total assets of $1.8 billion and has 22 community offices throughout the Greater Pocono, Lehigh Valley, Scranton/Wilkes-Barre, and suburban Philadelphia areas. ESSA Bank & Trust offers a full range of commercial and retail financial services, financial advisory and asset management capabilities. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA”.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual and quarterly reports.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	June 30, 2018	September 30, 2017
	(dollars in thousands)
ASSETS
Cash and due from banks	$32,750	$36,008
Interest-bearing deposits with other institutions	5,157	5,675

Total cash and cash equivalents	37,907	41,683
Certificates of deposit	500	500
Investment securities available for sale, at fair value	371,109	390,452
Loans receivable (net of allowance for loan losses of $11,130 and $9,365)	1,301,589	1,236,681
Regulatory stock, at cost	16,597	13,832
Premises and equipment, net	15,080	16,234
Bank-owned life insurance	38,380	37,626
Foreclosed real estate	1,368	1,424
Intangible assets, net	1,463	1,844
Goodwill	13,801	13,801
Deferred income taxes	8,605	10,422
Other assets	20,875	20,719

TOTAL ASSETS	$1,827,274	$1,785,218

LIABILITIES
Deposits	$1,269,866	$1,274,861
Short-term borrowings	220,006	137,446
Other borrowings	131,119	174,168
Advances by borrowers for taxes and insurance	14,802	5,163
Other liabilities	12,671	10,853

TOTAL LIABILITIES	1,648,464	1,602,491

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid in capital	180,537	180,764
Unallocated common stock held by the Employee Stock Ownership Plan	(8,372)	(8,720)
Retained earnings	92,011	91,147
Treasury stock, at cost	(77,512)	(79,891)
Accumulated other comprehensive loss	(8,035)	(754)

TOTAL STOCKHOLDERS’ EQUITY	178,810	182,727

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,827,274	$1,785,218

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
	(dollars in thousands)
INTEREST INCOME
Loans receivable	$13,968	$11,819	$39,704	$35,869
Investment securities:
Taxable	2,226	2,073	6,470	5,990
Exempt from federal income tax	183	295	756	907
Other investment income	341	221	1,011	671

Total interest income	16,718	14,408	47,941	43,437

INTEREST EXPENSE
Deposits	2,561	2,186	7,297	6,267
Short-term borrowings	992	376	2,527	923
Other borrowings	603	686	1,852	2,151

Total interest expense	4,156	3,248	11,676	9,341

NET INTEREST INCOME	12,562	11,160	36,265	34,096
Provision for loan losses	975	750	3,075	2,250

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	11,587	10,410	33,190	31,846

NONINTEREST INCOME
Service fees on deposit accounts	832	876	2,536	2,553
Services charges and fees on loans	342	285	1,010	912
Trust and investment fees	255	183	732	547
Gain on sale of investments, net	—	295	75	295
Earnings on Bank-owned life insurance	250	256	754	775
Insurance commissions	200	181	575	577
Other	18	44	129	102

Total noninterest income	1,897	2,120	5,811	5,761

NONINTEREST EXPENSE
Compensation and employee benefits	5,820	6,096	17,728	18,329
Occupancy and equipment	1,049	1,106	3,420	3,387
Professional fees	564	570	1,756	2,150
Data processing	880	908	2,697	2,773
Advertising	331	254	690	800
Federal Deposit Insurance Corporation Premiums	234	245	679	645
Loss(gain) on foreclosed real estate	4	(19)	—	(120)
Amortization of intangible assets	102	158	381	485
Other	1,179	1,002	3,082	2,777

Total noninterest expense	10,163	10,320	30,433	31,226

Income before income taxes	3,321	2,210	8,568	6,381
Income taxes	500	448	5,122	1,051

Net Income	$2,821	$1,762	$3,446	$5,330

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
	(UNAUDITED)
Earnings per share:
Basic	$0.26	$0.16	$0.32	$0.50
Diluted	$0.26	$0.16	$0.32	$0.50
Dividends per share	$0.09	$0.09	$0.27	$0.27

	For the Three Months Ended June 30,		For the Nine Months Ended June 31,
	2018	2017	2018	2017
	(dollars in thousands) (UNAUDITED)		(dollars in thousands) (UNAUDITED)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,810,976	$1,753,590	$1,811,903	$1,761,148
Total interest-earning assets	1,691,175	1,634,862	1,690,295	1,639,459
Total interest-bearing liabilities	1,450,458	1,401,527	1,454,957	1,416,491
Total stockholders’ equity	178,665	181,441	180,701	177,075

PER COMMON SHARE DATA:
Average shares outstanding – basic	10,911,468	10,678,856	10,799,228	10,571,706
Average shares outstanding – diluted	10,922,859	10,743,008	10,808,623	10,640,225
Book value shares	11,790,596	11,592,699	11,790,596	11,592,699

Net interest rate spread	2.84%	2.64%	2.75%	2.70%
Net interest margin	2.98%	2.74%	2.87%	2.78%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531